DATED MARCH 31, 2010
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-150218
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, 2.00 % NOTES DUE 2013

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SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series F, 2.00% Notes Due 2013
Ratings:	A (Negative Outlook) by Standard & Poor’s, a division of The McGraw-Hill Companies
A2 (Negative Outlook) by Moody’s Investors Service, Inc.
A (Stable Outlook) by Fitch Ratings Ltd.
Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security
Format:	SEC Registered-Registration Statement Number 333-150218
Trade Date:	March 31, 2010
Settlement Date (Original Issue date):	April 6, 2010, which is the third business day following the Trade Date.
Maturity Date:	April 5, 2013
Principal Amount:	$500,000,000
Price to Public (Issue Price):	99.829%
All-in-price:	99.579%
Pricing Benchmark:	UST 1.375% Notes due March 15, 2013
UST Spot (Yield):	1.579%
Spread to Benchmark:	+ 48 basis points (0.48%)
Yield to Maturity:	2.059%
Net Proceeds to Issuer:	$497,895,000
Coupon:	2.00%
Interest Payment Dates:	Interest will be paid semi-annually on the 5th of each April and October of each year, commencing October 5, 2010 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Citigroup Global Markets Inc. (40%)
Barclays Capital Inc. (40%)
Co-Managers:	BNY Mellon Capital Markets, LLC (3.34%)
Commerzbank Capital Markets Corp. (3.34%)
ING Financial Markets LLC (3.33%)
Mitsubishi UFJ Securities (USA), Inc. (3.33%)
RBC Capital Markets Corporation (3.33%)
TD Securities (USA) LLC (3.33%)
Billing and Delivery Agent:	Citigroup Global Markets Inc.
CUSIP:	14912L4L2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 877-858-5407 or Barclays Capital Inc. at 888-603-5847.